Exhibit 3.28

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF SEITEL SOLUTIONS, LLC

a Delaware limited liability company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of SEITEL SOLUTIONS, LLC (the “Company”), dated as of July 2, 2004 is entered into by Seitel Solutions, Inc. a Delaware corporation (the “Member”), whose address is 10811 S. Westview Circle Dr., Suite 100, Bldg. C, Houston, Texas 77043.

WHEREAS, a Certificate of Formation was filed with the Secretary of State of the State of Delaware in accordance with the Delaware Limited Liability Company Act on March 8, 2001, and subsequently the Member entered into that certain Limited Liability Company Agreement, dated March 7, 2001.

WHEREAS, this Amended and Restated Limited Liability Company Agreement which restates and further amends the Limited Liability Company Agreement as heretofore amended, is made and filed pursuant to the order of the United States Bankruptcy Court for the District of Delaware in the case styled: In re: Seitel, Inc. et al. No. 03-12227 (PJW) and the Debtors’ Third Amended Joint Plan of Reorganization confirmed therein in connection with the reorganization of the Company under title 11 of the Bankruptcy Code and in accordance with the Delaware Limited Liability Company Act.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the party hereto agrees as follows:

Section 1. Name.

(a) The name of the limited liability company is SEITEL SOLUTIONS, LLC (the “Company”). The business of the Company may be conducted under any other name deemed necessary or desirable by the Member.

(b) The Member hereby agrees to form the Company as a limited liability company pursuant to the provisions of the Act and of this Agreement. The rights, duties and liabilities of the Member and the Manager (as defined below) shall be as provided in the Act for Members and Managers except as provided herein.

Section 2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

Section 3. Registered Office: Registered Agent. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, Delaware 19801, County of New Castle.

Section 4. Principal Office. The principal office address of the Company shall be 10811 S. Westview Circle Dr., Suite 100, Bldg. C, Houston, Texas 77043 or such other place as the Member may determine from time to time.

Section 5. Members. The name and the mailing address of the Member is Seitel Solutions, Inc. as set forth in Exhibit A hereto. The Member is hereby admitted as the sole Member of the Company and agrees to be bound by the terms of this Agreement.

Section 6. Powers. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by Members under the laws of the State of Delaware. Seitel Solutions, Inc. is hereby designated as an authorized Company, within the meaning of the Act, to execute, deliver and file the Certificate of Formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

Section 7. Management.

(a) Without limiting the authority of the Member to take any and all actions on behalf of the Company as set forth in Section 6 above or pursuant to the Act, management of the Company shall be vested in one or more Managers who shall be appointed by the Member. The Member hereby appoints Seitel Solutions, Inc. a Delaware corporation as the manager of the Company (the “Manager”) and the Manager hereby accepts such appointment and agrees to be bound by the provisions of this Agreement. To the extent permitted by law, the Manager shall be authorized to act on behalf of and to bind the Company in all respects, without any further consent, vote or approval of the Member, and the Manager’s powers shall include, without limitation, the authority to negotiate, complete, execute and deliver any and all agreements, deeds, instruments, receipts, certificates and other documents on behalf of the Company, and to take all such other actions on behalf of the Company as the Manager may consider necessary or advisable in connection with the management of the Company.

(b) Any Manager appointed pursuant to Section 7(a) hereof may resign at any time upon written notice to the Member, and may be removed by the Member at any time upon written notice to the Manager.

(c) The Member agrees that all determinations, decisions and actions made or taken by the Manager in accordance with this Agreement shall be conclusive and absolutely binding upon the Company, the Member and their respective successors, assigns and personal representatives.

(d) Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Manager as herein set forth.

(e) The delegation of power and authority to the Manager pursuant to Section 7(a) hereof shall in no way be deemed to restrict the authority of the Member to take any and all actions on behalf of the Company.

Section 8. Capital Contributions. The Member has made or will make a contribution to the capital of the Company in the amount set forth in Exhibit A hereto. The Member shall have no obligation to make any additional capital contributions to the Company.

Section 9. Additional Contributions.

(a) The Member may make such additional capital contributions to the Company as the Member in its discretion may deem necessary or advisable in connection with the business of the Company.

(b) The provisions of Section 8 and this Section 9 are intended solely to benefit the Members of the Company and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company other than the Members (and no such creditor of the Company other than the Members shall be a third party beneficiary of this Agreement), and no member of the Company shall have a duty or obligation to any creditor of the Company (other than to the Members of the Company) to make any contribution to the Company and no member of the Company shall have any duty or obligation to any creditor of the Company (other than to the Members of the Company) to issue any call for capital pursuant to this Section 9.

Section 10. Capital Accounts. The Company shall maintain for the Member a capital account in accordance with this Section 10 and in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The Member’s capital account shall have an initial balance equal to the amount of cash constituting the Member’s initial contribution to the capital of the Company. The Member’s capital account shall be increased by the sum of (a) the amount of cash constituting additional contributions by the Members of the capital of the Company, plus (b) any profits allocated to the Member’s Capital Account pursuant to Section 11 hereof The Member’s capital account shall be reduced by the sum of (a) the amount of cash and the fair value of any property distributed by the Company to the Member, plus (b) any losses allocated to the Member’s capital account pursuant to Section 11 hereof.

Section 11. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated 100% to the Member.

Section 12. Distributions.

(a) The Member shall not (i) be entitled to interest on its capital contributions to the Company, or (ii) have the right to distributions or the return of any contribution to the capital of the Company except (A) for distributions in accordance with this Section 12 or (B) upon dissolution of the Company. The entitlement to any such return at such time shall be limited to the value of the capital account of the Member. To the fullest extent permitted by the Act, the Member shall not be liable for the return of any such amounts. The Company shall not make a distribution to the Member if such distribution would violate Section 18-607 of the Act.

(b) Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

Section 13. Fiscal Year; Tax Matters.

(a) The Fiscal Year of the Company for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Proper and complete records and books of account of the business of the Company shall be maintained at the Company’s principal place of business. The Member acknowledges and agrees that the Company is a domestic entity with a single owner and is to be disregarded as a separate entity for federal income tax purposes as provided in Treas. Rev. § 7701-3. The Company’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member’s federal income tax return. The Member and its duly authorized representatives may, for any reason reasonably related to its interest as a Member of the Company, examine the Company’s books of account and make copies and extracts there from at its own expense. The Member shall maintain the records of the Company for three years following the termination of the Company. The Manager shall not be permitted to keep any information confidential from the Member, including any information the Manager may have otherwise kept confidential from the Member pursuant to 18-305(c) of the Act.

Section 14. Assignment and Transfers of Interests. The Member may transfer all or any portion of its interest in the Company to any person at any time.

Section 15. Admission of Additional Members. One (1) or more additional Members may be admitted to the Company with the consent of the Member. Upon the admission to the Company of any additional Members, the Members shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s), the initial capital contribution, if any, of such additional member(s) and the intention of the Members to cause the Company to be classified as a partnership for federal income tax purposes, and to include such other provisions as the Members may agree to reflect the change of status of the Company from a single member Company to a Company with 2 or more Members.

Section 16. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act. Nothing express or implied shall be construed to confer upon or to give any person except the Members or Managers, any rights or remedies under or by reason of this Agreement.

Section 17. Dissolution.

(a) Subject to the occurrence of an event of dissolution pursuant to Section 17(b) hereof, the Company shall have perpetual existence.

(b) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the death, retirement,

resignation, expulsion, bankruptcy or dissolution of the Members or the occurrence of any other event which terminates the continued membership of the Member in the Company, including the disposition of all of the Member’s interest in the Company, unless the business of the Company is continued by the consent of all of any remaining Members of the Company within 90 days following the occurrence of any such event or in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Section 18. Indemnification. To the full extent permitted by law, the Company shall (a) indemnify any person or such person’s heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a member, Manager, director, officer, employee or agent of the Company or is or was serving at the request of the Company or its members as a Member, Manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, against expense, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding and (b) advance expenses incurred by a member, Manager, officer or director in defending such civil or criminal action, suit or proceeding to the full extent authorized or permitted by laws of the State of Delaware. A Manager shall have no personal liability to the Company or its Members for monetary damages for breach of fiduciary duty as a manager; provided, however, that the foregoing provision shall not eliminate the liability of a Manager for act or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the Manager derived an improper personal benefit.

Section 19. Amendments. Any amendments to this Agreement may be made in the sole and absolute discretion of the Member and shall be in writing signed by the Member. The Manager’s consent is not required in order to amend this Agreement.

Section 20. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws. The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

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IN WITNESS WHEREOF, the sole Member has caused this Agreement to be duly executed and delivered on the day and year first above written.

SOLE MEMBER:

SEITEL SOLUTIONS, INC. a Delaware corporation

/s/ Kevin P. Callaghan
Kevin P. Callaghan, Director and President

EXHIBIT A

MEMBER

Name and Address of Member	Initial Contribution	Percentage Interest

Seitel Solutions, Inc. 10811 S. Westview Circle Dr., Suite 100, Bldg. C, Houston, TX 77043	All of the limited partnership interest in Seitel Solutions, Ltd. This Agreement dated March 7, 2001 was transferred from Seitel Delaware, Inc. to Seitel Solutions, LLC on March 26, 2001	100%

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